FOR IMMEDIATE RELEASE NASDAQ: NSIT

Insight Enterprises, Inc. Announces
Sale of Remaining Investment in PlusNet

TEMPE, Ariz. – December 14, 2004 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced the placing of 12,638,889 shares of common stock of PlusNet plc (“PlusNet”), on AIM, a market of the London Stock Exchange (Symbol PNT), representing all of the remaining shares of PlusNet common stock owned by Insight Enterprises. The placing price was £1.25 (approximately $2.39) per share resulting in gross proceeds to Insight Enterprises of £15.8 million (approximately $30.2 million). Robert W. Baird, the Financial Advisor, Underwriter and Broker to PlusNet during the initial public offering in July 2004, placed the shares.

Amounts designated in United States dollars are estimated based the British pound sterling to United States dollar exchange rate on December 13, 2004 of 1.91.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The company has over 4,000 employees worldwide and generated sales of $2.9 billion for its most recent fiscal year, which ended December 31, 2003. Insight Enterprises, Inc. is ranked number 537 on Fortune Magazine’s 2004 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Executive Vice President,	Senior Vice President-
	Chief Financial Officer,	Finance
	Secretary and Treasurer	Tel. 480-333-3074
	Tel. 480-350-1142	Email kmcginni@insight.com

Email slaybour@insight.com

Shaun Dobson
Managing Director –
Head of United Kingdom Investment Banking
Robert W. Baird
Tel. (011) (44) 20 7667 8416